FINDERS AGREEMENT

This FINDERS AGREEMENT dated as of April 22, 1998 (this "Agreement") by and between EPS Environmental, Inc. d/b/a SOLUCORP Industries, a British Columbia corporation licensed in New York and New Jersey with its principal offices located at 250 West Nyack Road, West Nyack, New York 10994 ("Solucorp"), and Scopus Evaluation Services, Inc., located at 311 East 71st Street, Suite 11F, New York, NY 10021. ("SES")

                              W I T N E S S E T H

     WHEREAS, Solucorp is the sole and exclusive owner of a process to stabilize metal contaminated soils by the addition of proprietary reagents to the contaminated soils (hereinafter referred to as the "Process");

     WHEREAS, Solucorp is interested in entering into this Agreement with SES for the purpose of increasing Solucorp's client base and that of it's licensees; and

     WHEREAS, it is the intention of the parties hereto that through SES's efforts with Turner Construction and other named accounts and territories, Solucorp will increase its market penetration and revenues within the State of New York and other named accounts.


     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     SECTION 1. Cooperation. Solucorp will provide a market evaluation of the application of the Process.

     SECTION 2. Solucorp Support. At all times during the term of this Agreement, Solucorp will provide sufficient technical and marketing support, as limited to Solucorp's capabilities, to SES. Upon SES's request, Solucorp shall, within reason, promptly make available such of its officers and personnel so as to enable SES to perform his obligations set forth in this Agreement. Solucorp will contract all acceptable work with a permitted general contractor (including itself) licensed in New York, New Jersey or, if applicable, in other named territories.

     SECTION 3. License.

          (a) Subject to the immediately following sentence, Solucorp hereby grants to SES the non-exclusive license and right to market and promote the Process in New York and to other named accounts and in other territories for the Term (as hereinafter defined) of this Agreement.

          (b) All potential work, projects, contracts and accounts will be identified in writing by SES and must be approved prior to contract by Solucorp, which approval shall not be unreasonably withheld or delayed.


 SOLUCORP Industries Ltd. * 250 West Nyack, New York 10994 * Tel: 914-625-2333
                 Fax: 914-623-4987 * http://www.solucorpltd.com

          (c) Solucorp recognizes that such marketing and promotional efforts of SES could likely result in further direct and indirect accounts contacting Solucorp directly and unbeknownst to SES. Solucorp acknowledges that it will make every possible effort in identifying these accounts as rightfully those resulting from SES's efforts.

     SECTION 4. Compensation.

          (a) In consideration of SES's obligations set forth herein, Solucorp hereby covenants and agrees that it shall promptly pay to SES the following amounts for all remediation jobs, work, projects or contracts obtained by Solucorp or its affiliates as a direct or indirect result of SES's efforts or contacts: Compensation will vary depending on the specific service provided by SES and as a result, will be negotiated on a project by project basis. The minimum commission rate will be set at 3% of the Gross Revenue unless otherwise agreed to in writing by both parties.

          Such amounts shall be paid by Solucorp by SES in immediately available funds within ten (10) days after Solucorp's receipt of any amounts from any third party. All amounts paid to SES shall be made without any offset or deduction; provided, however, that SES shall not be entitled to commissions with respect to such amounts as are invoiced by Solucorp which have not been paid by the applicable customer.

          (b) For purposes of this Agreement, the term "Gross Revenues" means the total dollar amount of all revenues due in connection with each job, work, project or contract obtained by Solucorp or its affiliates as a direct result of SES's efforts or contacts before deductions for any purpose.

          (c) Solucorp's obligations to make such payments shall survive the termination of this contract.

     SECTION 5. Use of the Process. Except as otherwise provided in this Agreement, this Agreement shall not constitute a license for the use of the Process and any use of the Process by SES will be subject to the approval by Solucorp.

     SECTION 6. Confidentiality and Other Matters.

          (a) The parties acknowledge that in order to further the purposes of this Agreement, information containing or consisting of trade secrets, customer lists and other confidential information may be communicated by Solucorp to SES. Such information may take the form of plans, drawings and data and will be deemed confidential unless otherwise designated by Solucorp or otherwise available to the public. During the Term and for a period of twelve (12) months thereafter, Solucorp shall have the right to apply and obtain from any state court located in New Jersey or New York a restraining order to prevent SES from disclosing such confidential information to third parties unless such disclosure is required by law or a court of other legal authority.

          (b) SES hereby agrees that during the Term of this Agreement it will not handle or represent any directly competitive products to those of Solucorp in the United States or otherwise promote the sale of any such products or services in the United States, except, in all cases, those of


 SOLUCORP Industries Ltd. * 250 West Nyack, New York 10994 * Tel: 914-625-2333
                 Fax: 914-623-4987 * http://www.solucorpltd.com

Solucorp. For a period of twelve (12) months following the termination of this Agreement, SES agrees that it will not work for any competitors of Solucorp involved in heavy metal remediation in the United States.

     SECTION 7. Discrepancies.

          (a) Should any provisions of this Agreement be determined to be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative and the remainder of this Agreement shall be valid and binding as though such provisions were not included herein.

          (b) If any part of this Agreement should be disputed in a court of law, the parties agree that the proper venue will be the Superior Court of New York in Rockland County.

     SECTION 8. Term. The term of this Agreement will be for 12 months from the date first entered on page 1. Either party can cancel the Agreement upon 30 days written notice upon mutual agreement or upon review and acceptance of cause by an independent arbitrator. The agreement will be automatically renewed from year to year unless Notice of Cancellation is served in writing by either party at least sixty (60) days prior to the end of the year.

     SECTION 9. Covenant. In soliciting business on behalf of Solucorp, ___________ shall only make representations and warranties concerning Solucorp's products or services as are contained in materials furnished by Solucorp to SES (all such materials being referred to herein as the "Descriptive Materials").

     SECTION. 10. Expenses. Each party hereto will assume and pay all expenses of their respective business operations, including, without limitation, any and all costs and expenses related to their respective telephones, automobiles, gasoline costs, postage, wages, taxes, social security taxes, unemployment and disability benefits, workman's compensation, etc.

     SECTION 11. Relationship. Except as otherwise provided herein or as may be authorized in writing by Solucorp, SES shall have no authority to contract any obligation in the name of, on account of, or on behalf of, Solucorp, or to make any representation or commitment with respect to Solucorp and/or its products or services.

     SECTION 12. Assignment. Except as otherwise provided herein, this Agreement may not be assigned by the parties hereto.

     SECTION 13. Default. Each party hereto shall have the right to correct a default in the performance of such party's obligations hereunder within thirty
(30) days upon receiving notice by certified mail to the appropriate address of the defaulting party.

     SECTION 14. Agreement. This Agreement constitutes the entire Agreement between the parties hereto and supersedes and cancels any and all previous contracts, agreements and understandings, and this Agreement may be altered only by written instrument duly executed by both parties hereto.


 SOLUCORP Industries Ltd. * 250 West Nyack, New York 10994 * Tel: 914-625-2333
                 Fax: 914-623-4987 * http://www.solucorpltd.com

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.


                                             SOLUCORP INDUSTRIES

                                             By: /s/ PETER MANTIA
--------------------------                       ---------------------------
Witness                                          Name:  Peter Mantia
                                                 Title: President

                                             Date: 4/21/98
                                                   -------------------------


                                             SCOPUS EVALUATION SERVICES, INC.

                                             By: /s/ HARVEY MACHAVER
--------------------------                       ---------------------------
Witness                                          Name:  Harvey Machaver
                                                 Title: President

                                             Date: 4/24/98
                                                   -------------------------



 SOLUCORP Industries Ltd. * 250 West Nyack, New York 10994 * Tel: 914-625-2333
                 Fax: 914-623-4987 * http://www.solucorpltd.com

                                                                      ADDENDUM I

                              ACCOUNT EXCLUSIVITY

The following account(s) are registered exclusively to SES for a period of six
(6) months from the date below at which time Solucorp and SES will either extend or cancel exclusivity based on progress made. Progress shall be understood if contact has been made and the probability of a contract or sale exists with the exclusive account or a third party which the exclusive account has referred to Solucorp.


            ACCOUNT                                EXCLUSIVITY PERIOD
            -------                                ------------------
     Turner Steiner, ENCOM,                  May 1, 1998 -- October 31, 1998
     ET and subsidiaries, affiliates
     and joint venture partners

     Eco Systems Strategic, Inc.             May 1, 1998 -- October 31, 1998


 SOLUCORP Industries Ltd. * 250 West Nyack, New York 10994 * Tel: 914-625-2333
                 Fax: 914-623-4987 * http://www.solucorpltd.com